EXHIBIT 5.1

CKR LAW LLP

1330 Avenue of the Americas, 14th Floor

New York, NY 10019

July 3, 2019

To the Board of Directors

LGBTQ Loyalty Holdings, Inc.

2435 Dixie Highway

Wilton Manors, FL 33305

Re:	LGBTQ Loyalty Holdings, Inc.
Registration Statement on Form S-1

Gentlemen:

We are acting as counsel to LGBTQ Loyalty Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 93,456,658 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of 17,666,666 issued and outstanding shares of Common Stock, 6,250,000 shares of Common Stock issuable upon exercise of common stock purchase warrants (at the fixed exercise price of $0.1069 per share), 5,144,996 shares of Common Stock issuable upon conversion of convertible debentures (at the fixed conversion price of $0.1069 per share) and up to 11,394,996 additional shares of Common Stock that may become issuable pursuant to the price protected anti-dilution provision or variable exercise or conversion price applicable to the warrants and debentures referenced above.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

1.	The 17,666,666 issued and outstanding Shares have been validly issued and are fully paid and non-assessable.

2.	The 6,250,000 Shares issuable upon exercise of common stock purchase warrants will, when duly issued upon exercise of said common stock purchase warrants against payment therefor as provided therein, be validly issued, fully paid and non-assessable.

3.	The 5,144,996 Shares issuable upon conversion of convertible debentures will, when duly issued upon conversion of said debentures, as provided therein, be validly issued, fully paid and non-assessable.

4.	The up to 11,394,996 shares which may become issuable pursuant to the price protected anti-dilution provision or variable exercise or conversion provisions will, when duly issued in connection with the application of the price protected anti-dilution provisions or the variable exercise or conversion provisions, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ CKR Law LLP
CKR Law LLP